CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Baron Partners Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.




/s/ Pricewaterhouse Coopers LLP

    PricewaterhouseCoopers LLP
    New York, New York
    April 30, 2007